Exhibit 10.43
PERFORMANCE UNIT GRANT
AWARD AGREEMENT
     This AGREEMENT (“Agreement”) is made as of February 10, 2009, by and between Service Corporation International, a Texas corporation (the “Company”), and                                         (the “Employee”)
     WHEREAS, the Compensation Committee (“Compensation Committee”) of the Board of Directors of the Company has determined that it is to the advantage and interest of the Company to grant to the Employee the performance units grant provided for herein in consideration of services provided by Employee and to provide focus on the longer-term success of the Company.
     NOW, THEREFORE, the Company and the Employee hereby agree as follows:
          1. Grant of Award. Pursuant to the Company’s Amended 1996 Incentive Plan (“Plan”), Employee is hereby granted as of January 1, 2009, a Performance Unit Grant Award (the “Award”), subject to the terms and conditions set forth below, with respect to                     performance units (“Units”). The Units covered by the Award shall vest in accordance with Section 2 — Vesting. If the Award becomes payable, Employee will be entitled to receive, net of applicable withholding or applicable social security taxes, a cash payment representing the product of (i) the number of Units vested and (ii) the Performance Settlement Factor as determined using Schedule B, attached hereto and made a part of this Agreement. If the Award becomes payable, the Award will be paid to the Employee as soon as practicable after the end of the Performance Cycle, but no later than March 15, 2012.
     2. Vesting.
     (a) Vesting for Continuous Employment. If the Employee is employed by the Company (or any Affiliate thereof) continuously during the Performance Cycle, the Award will vest 100%.
     (b) Vesting for Death, Disability and Termination by the Company without Cause. In the event of the termination of Employee’s employment with the Company (or any Affiliate thereof) prior to the end of the Performance Cycle due to the Employee’s death, Disability or termination by the Company without cause, the Award will vest, in accordance with the following calculation. The number of Performance Units under the Award to be vested is determined by the number of active months of employment by the Employee during the Performance Cycle divided by 36 (which is the number of months in the “Performance Cycle” as set forth in Schedule A).
Performance Unit Plan Grant Agreement
Performance Year 2009

     (c) Discretionary Vesting for Retirement. In the event of the termination of Employee’s employment with the Company (or any Affiliate thereof) prior to the end of the Performance Cycle due to the Employee’s retirement on or after attainment of age 60 with 10 years of service or retirement on or after attainment of age 55 with 20 years of service, the Award will vest, if the Compensation Committee, in its sole discretion by meeting or unanimous consent occurring prior to the date of resignation, causes the Award to vest, in which event the Award will vest in accordance with the following calculation. The number of Performance Units under the Award to be vested is determined by the number of active months of employment by the Employee during the Performance Cycle divided by 36 (which is the number of months in the “Performance Cycle” as set forth in Schedule A).
     (d) No Vesting regarding Termination for Cause or Termination by Employee. In the event of a termination by the Company for cause of Employee’s employment with the Company (or any Affiliate thereof), or if the Employee terminates his/her employment with the Company (or any Affiliate thereof), any unpaid Award shall be forfeited in its entirety.
     (e) Vesting for Change of Control. In the event of a Change of Control of the Company, the Award will be vested and paid at target.
     3. Transfer Restrictions. This Award is non-transferable otherwise than by will or by the laws of descent and distribution, and may not otherwise be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Upon any attempt by the Employee (or the Employee’s successor in interest after the Employee’s death) to effect any such disposition, or upon the levy of any such process, the Award may immediately become null and void, at the discretion of the Compensation Committee.
     4. Tax. The Employee will pay ordinary income tax and all associated employment taxes (FICA) when the Award is paid.
     5. Miscellaneous. This Agreement (a) shall be binding upon and inure to the benefit of any successor of the Company, (b) shall be governed by the laws of the State of Texas and any applicable laws of the United States, and (c) may not be amended without the written consent of both the Company and the Employee. No contract or right of employment shall be implied by this Agreement.
     6. Incorporation of Plan Provisions. This Award and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which shall be controlling and are incorporated herein by reference. Capitalized terms not otherwise defined herein (inclusive of Schedule A) shall have the meanings set forth for such terms in the Plan.
     7. Code Section 409A Compliance. Notwithstanding the applicable provisions of this Agreement regarding timing of distribution of payments, the following special rules shall apply in order for this Agreement to comply with Internal Revenue Code §409A: (i)
Performance Unit Plan Grant Agreement
Performance Year 2009

to the extent any distribution is to a “specified employee” (as defined under IRC§409A) and to the extent such applicable provisions of IRC §409A require a delay of such distributions by a six month period after the date of such Employee’s separation of service with the Company, the provisions of this Agreement shall be construed and interpreted as requiring a six month delay in the commencement of such distributions thereunder.
     To the extent of any compliance issues under Internal Revenue Code Section 409A, the Agreement shall be construed in such a manner so as to comply with the requirements of such provision so as to avoid any adverse tax consequences to the Employee.
     8. SCI TSR. Notwithstanding anything herein to the contrary, no Award and no payment shall be made under this Agreement if (i) the Company’s TSR is negative, or (ii) the Company’s TSR ranking is less than the 25th percentile of the TSR of the peers in the Comparator Group.
     9. Clawback. If (i) Employee is a Company officer at or above the level of Vice President at the date of this Agreement and (ii) it is determined that Employee has engaged in fraud that causes, in whole or in part, a material adverse restatement of the Company’s financial statements, then any unpaid Award shall be forfeited in its entirety. In addition, if (i) an Award has been paid under this Agreement prior to the time of such determination, and (ii) the payment occurred at any time after the ending date of the period covered by the incorrect financial statements, then the Employee must repay the Company the entire amount of his or her Award payment. Any determination by the Board of Directors with respect to the foregoing shall be final, subject however to the right of the Employee to contest such determination in any court of competent jurisdiction. The Company agrees to pay promptly as incurred all legal fees and expenses which the Employee may reasonably incur as a result of any such contest; provided however, if the Employee does not prevail in such contest, the Employee will reimburse the Company for all such legal fees and expenses. As used herein, the term “fraud” shall mean the act of knowingly making a false representation of a material fact with the intent to deceive.
     10. Binding Effect. This Agreement shall be effective only if executed by the Company (by manual, typed, stamped or facsimile signature), recorded as a performance unit grant in the minutes of the committee administering the Plan and manually signed by Employee. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.
     IN WITNESS HEREOF, the Employee and the Company have executed this Performance Unit Grant Award as of the day and year first above written.
Performance Unit Plan Grant Agreement
Performance Year 2009

EMPLOYEE	Service Corporation International

[Signature]	Name:
Title:
Performance Unit Plan Grant Agreement
Performance Year 2009

Schedule A
Performance Unit Grant Criteria
Definitions
For purposes of this Award, the following definitions will control:
“Award” is a grant of Performance Units as approved by the Compensation Committee of the Board of Directors of Service Corporation International.
“Comparator Group” is defined as the publicly traded U.S. companies with revenues of $1 — $3 billion listed in the Towers Perrin 2009 executive compensation database at the date hereof which are in existence at the end of the performance cycle.
“Measurement Price” is defined as the closing stock price on the last trading day of the performance period.
“National Exchange” is defined as the New York Stock Exchange (NYSE), the National Association of Stock Dealers and Quotes (NASDAQ), or the American Stock Exchange (AMEX).
“Plan Administrator” is SCI’s Compensation Committee, which may delegate certain elements of administrative responsibility to the Company’s CEO or appropriate members of his staff. Any performance goals, performance standards and award determinations must be approved by SCI’s Compensation Committee.
“Performance Cycle” is defined as the three-year period beginning December 31, 2008 and ending December 31, 2011.
“Performance Settlement Factor” is the applicable percentage set forth in Schedule B to be applied to the number of vested units based on SCI’s relative TSR ranking within the Comparator Group, as interpolated.
“Performance Unit” is a unit valued at $1 per unit.
“Total Shareholder Return” (TSR) is defined as the rate of return reflecting stock price appreciation plus reinvestment of dividends over the Performance Cycle. Specifically, TSR will be calculated using the following provisions: $100 invested in SCI stock on the first day of the performance cycle, with dividends reinvested, compared to $100 invested in each of the peer companies in the Comparator Group, with dividend reinvestment during the same period.
Performance Unit Plan Grant Agreement
Performance Year 2009

Schedule B
Performance Unit Awards Settlement Criteria
2009 — 2011 Performance Cycle

SCI Weighted
Average Total
Shareholder Return
Ranking Relative to		% of Target Award
Comparator Group at		Paid as Incentive
End of Performance		(Performance
Cycle*	Ranking	Settlement Factor)
Maximum	75th% or greater	200%
	70th%ile	180%
	65th%ile	160%
	60th%ile	140%
	55th%ile	120%
Target	50th%ile	100%
	45th%ile	85%
	40th%ile	70%
	35th%ile	55%
	30th%ile	40%
Threshold	25th%ile	25%
Below Threshold	Less than 25th%ile	0%
•	Calculation of awards for performance levels between Target and Maximum, or Threshold and Target will be calculated using straight-line interpolation.

•	If mergers and acquisitions result in a reduction in the number of peer group companies during the cycle, these percentile rankings will reflect the Comparator Group companies still intact at the end of the performance cycle.

•	In the event SCI’s TSR is negative at the end of the performance period, no payments will be made to participants.
Performance Unit Plan Grant Agreement
Performance Year 2009